Advantage Marketing Systems Completes Warrant Redemptions

Wednesday January 21, 11:36 am ET

OKLAHOMA CITY, Jan. 21 /PRNewswire-FirstCall/ -- On January 16, 2004, Advantage Marketing Systems, Inc. (Amex: AMM - News) completed the redemptions of all of its outstanding 1997-A Warrants, Redeemable Common Stock Purchase Warrants and Underwriter's Warrants, paying an aggregate redemption price of approximately $12,000. Prior to completion of the redemptions, over 88% of the outstanding warrants were exercised, resulting in a capital injection into the Company of just over $6.1 million and an increase in outstanding shares of Company common stock from approximately 4.5 million shares to 6.6 million shares. Any 1997-A Warrant, Redeemable Common Stock Purchase Warrant or Underwriter's Warrant, or any certificate representing these warrants, are invalid and of no further force or effect.

"We believe the warrant holders exceptional response to our call for redemption is a strong vote of confidence in management's plan to become profitable in 2004," said Company President David D'Arcangelo. "The influx of new capital puts us in a position to become debt free, have almost $1.00 per share in cash and execute an aggressive sales and recruiting plan."

Advantage Marketing Systems, Inc., sells more than 75 natural nutritional supplements, weight management products, and natural skincare including the world's number-one all-natural weight reducer and stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.